Exhibit 99.1

Pitney Bowes Announces First Quarter Results for 2009

STAMFORD, Conn.--(BUSINESS WIRE)--May 5, 2009--Pitney Bowes Inc. (NYSE:PBI) today reported first quarter 2009 financial results.

Revenue for the quarter was $1.38 billion compared with $1.57 billion in the prior year. Revenue declined 12 percent including a 6 percent negative currency impact. Adjusted earnings per diluted share from continuing operations was $0.55 which compares with $0.66 for the prior year.

On a Generally Accepted Accounting Principles (GAAP) basis, earnings per diluted share was $0.50 compared with $0.56 for the prior year. GAAP earnings per diluted share includes a $0.05 non-cash tax charge associated with out-of-the money stock options that expired during the quarter and a $0.01 gain from discontinued operations.

Free cash flow for the quarter increased 19 percent versus the first quarter 2008 to $240 million while on a GAAP basis the company generated $276 million in cash from operations. During the quarter the company used $74 million of cash for dividends to stockholders and reduced debt outstanding by about $95 million.

“I am encouraged by our results which reflect the profit inherent in our underlying revenue streams and the achievement of our cost management objectives, even while operating in one of the toughest economic environments in recent history,” noted Pitney Bowes Chairman, President and CEO Murray D. Martin. “Excluding the negative currency impacts of $0.07 per share and $0.02 per share from increased pension costs, our adjusted earnings per diluted share declined only 3 percent despite a 6 percent decline in revenue on a constant currency basis.

“During the quarter, we continued our focus on customer retention, expense management, and cash flow generation to mitigate these economic headwinds. Existing customer relationships play an important role in future growth, which is why we are pleased with our success in customer retention.

“We are realizing the benefits of the actions we have taken to streamline our costs and expenses. Our selling, general and administrative expenses declined by $53 million on a reported basis, and we reduced our expenses by nearly $25 million on a constant currency basis when compared with the prior year, excluding incremental pension expenses. We also improved gross margins related to both our software and support services revenues. At the same time, we continued to invest in the long-term growth of the business, including maintaining consistent year-over-year investment in research and development. We continued to have robust free cash flow as a result of our ongoing focus on the balance sheet and capital expenditures.”

The company’s results for the quarter are further summarized in the table below:

*Note -- The sum of the earnings per share does not equal the totals below due to rounding.
First Quarter*
Adjusted EPS	$0.55
Tax Adjustments	($0.05)
GAAP EPS from Continuing Operations	$0.49
Discontinued Operations	$0.01
GAAP EPS	$0.50

Business Segment Results

Mailstream Solutions revenue declined 8 percent on a constant currency basis. On a reported basis, revenue declined 15 percent to $931 million and earnings before interest and taxes (EBIT) declined 20 percent to $231 million when compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing revenue declined 8 percent to $509 million and EBIT declined 14 percent to $193 million. The segment continued to benefit from the anticipated higher number of customers with leases becoming available for renewal and upgrade. U.S. Mailing had a 9 percent increase in the number of mail metering equipment sales transactions, versus the prior year. In this challenging economic environment, the company focused on customer retention by providing customers with more options to extend their lease and keep their existing equipment. As a result, the company experienced a three-fold increase in the number of lease extensions of existing equipment. These transactions benefit future periods’ profitability but have a less positive impact on revenue during the quarter than new equipment placements. As in recent quarters, our business was impacted as customers also continued to defer capital investments in high-value table-top inserters and address printers. In addition, revenue growth and EBIT were adversely affected by lower financing revenue, meter rentals, and supplies sales because of lower business activity levels.

International Mailing revenue declined only 5 percent on a constant currency basis. On a reported basis, revenue was $237 million, a decline of 23 percent, which includes an adverse currency impact of 18 percentage points. Norway and Latin America experienced positive revenue growth on a constant currency basis, while there was weaker revenue performance in France, Canada and Asia Pacific. EBIT declined 38 percent to $31 million. Changes in currency rates increased product costs which unfavorably impacted EBIT for the quarter. On a constant currency basis, EBIT margins improved in Europe, despite lower revenue, driven by the company’s actions to reduce service and administrative costs.

Worldwide Production Mail revenue declined 12 percent on a constant currency basis. On a reported basis revenue declined 19 percent to $109 million and EBIT declined 41 percent to $5 million. As anticipated, customers in many regions continued to defer making large capital investments and are keeping existing equipment longer than usual. This resulted in increased service revenue on a constant currency basis, which partially mitigated lower equipment sales revenue. Service margins improved because of greater resource efficiency and higher revenue on longer-service equipment. The company continued to see solid demand in Canada and Latin America for its high-speed, intelligent inserting systems. However, in the U.S., Europe and Asia credit constraints and prolonged economic challenges in key vertical markets resulted in lower equipment sales.

Software revenue declined 13 percent on a constant currency basis. On a reported basis revenue declined 24 percent to $75 million and EBIT declined 60 percent to $3 million. Consistent with other large-ticket business segments and the trends from last quarter, there were fewer enterprise-level software licensing deals than the prior year as customers continued to defer capital investments. The company continued investments in new product development and integration of its global software engineering organization.

Mailstream Services revenue declined 3 percent on a constant currency basis, as Mail Services continued growth was offset by reduced activity in outsourced services in Management Services. On a reported basis, revenue declined 6 percent to $449 million and EBIT declined 12 percent to $34 million when compared with the prior year.

Within Mailstream Services:

Management Services revenue declined 7 percent on a constant currency basis. On a reported basis revenue declined by 12 percent to $267 million and EBIT declined 27 percent to $14 million. In the U.S., despite declining transaction volumes, the company improved EBIT as a percentage of revenue by about 80 basis points to 10 percent when compared with the prior year. This result reflects the ongoing actions to reduce the fixed cost structure of the business, while allowing the company to flex its costs with changing customer demand. For Management Services businesses outside the U.S., the company experienced lower print and transaction volumes, especially in Europe, which resulted in an overall decline in the segment’s EBIT.

Mail Services revenue increased 14 percent on a constant currency basis. With the recent expansion into the UK, currency now has an impact on revenue and reduced growth during the quarter by about one percentage point. On a reported basis, revenue increased 13 percent to $141 million and EBIT increased one percent to $19 million. Solid growth in the volume of mail processed contributed to underlying revenue growth. While the benefits from operating leverage have been temporarily offset by the integration costs associated with acquisitions made in the U.S. and UK in 2008, the quarter’s results reflect improvement in EBIT margin from these sites.

Marketing Services revenue declined 17 percent to $41 million while EBIT increased 15 percent to $2 million. Revenue benefited from the strong performance of the postal change of address marketing program, but was negatively affected by the loss of revenue from the planned exit of the company’s motor vehicle registration services program. Cost reduction initiatives and the exit from the motor vehicle registration services program resulted in EBIT margin improvement.

2009 Guidance

The company is adjusting the guidance it provided on February 5, 2009. The severity of the current economic environment has changed some customer behavior and has caused greater deferral of office technology capital investments. However, the company maintains a high percentage of contractual business, which provides recurring revenue, earnings and cash flow. In addition, the company’s recent restructuring initiatives have reduced its fixed cost base and the company continues to take actions to further reduce its operating costs.

On a constant currency basis, the company expects 2009 revenue to decline in the range of 1 percent to 4 percent. On a reported basis, the company expects revenue to decline in the range of 6 percent to 9 percent, which includes an estimated negative 5 percent impact from currency when compared with 2008. The company expects adjusted earnings per diluted share from continuing operations for the year will be in the range of $2.40 to $2.60. This range includes the expected negative impact of $0.30 to $0.35 per diluted share from currency and incremental pension expense. Adjusted earnings per diluted share from continuing operations excludes an annual estimated 6 cents per share non-cash tax charge associated with out-of-the-money stock options that expire principally in the first quarter of 2009. On a GAAP basis, the company expects earnings per diluted share from continuing operations for the year will be in the range of $2.34 to $2.54.

The company is reaffirming its free cash flow guidance in the range of $700 million to $800 million for the year, based on its strong cash flow performance in the first quarter.

In closing Mr. Martin noted, “We remain committed to enhancing our operational efficiency and reinvesting a portion of the savings from our cost reduction initiatives in future growth and enhanced customer value. We also have great confidence in our ability to deliver excellent cash flow. That is why we have maintained a high level of investment even as we have further reduced our operating costs across our businesses. We are focused on strengthening our position for long-term value creation and believe we are poised to generate strong, profitable growth when the economy begins to improve.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $6.3 billion global technology leader whose products, services and solutions deliver value within the mailstream and beyond. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis, adjusted income from continuing operations, and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transition initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income and income from continuing operations, for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of March 31, 2009. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue, and our expected diluted earnings per share for the full year 2009. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; changes in foreign currency exchange rates; changes in tax rates; and changes in postal regulations, as more fully outlined in the company's 2008 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2009 and 2008, and consolidated balance sheets at March 31, 2009 and December 31, 2008 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenue:
Equipment sales	$231,825	$302,713
Supplies	88,029	107,600
Software	79,726	105,405
Rentals	168,130	184,953
Financing	182,798	198,939
Support services	174,347	191,525
Business services	454,729	482,822

Total revenue	1,379,584	1,573,957

Costs and expenses:
Cost of equipment sales	123,085	161,113
Cost of supplies	23,341	27,872
Cost of software	19,497	27,737
Cost of rentals	35,851	38,304
Cost of support services	98,326	113,995
Cost of business services	359,907	379,291
Selling, general and administrative	443,528	496,495
Research and development	46,949	50,000
Restructuring charges and asset impairments	-	17,093
Interest expense	52,203	61,767
Interest income	(1,552)	(2,990)

Total costs and expenses	1,201,135	1,370,677

Income from continuing operations before income taxes	178,449	203,280

Provision for income taxes	72,149	75,547

Income from continuing operations	106,300	127,733

Gain (loss) from discontinued operations, net of income tax	2,623	(3,832)

Net income before attribution of noncontrolling interests	108,923	123,901

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,521	4,798

Pitney Bowes Inc. net income	$104,402	$119,103

Amounts attributable to Pitney Bowes Inc. common
stockholders:
Income from continuing operations	$101,779	$122,935
Gain (loss) from discontinued operations	2,623	(3,832)

Pitney Bowes Inc. net income	$104,402	$119,103

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.49	$0.58
Discontinued operations	0.01	(0.02)

Net income	$0.51	$0.56

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.49	$0.58
Discontinued operations	0.01	(0.02)

Net income	$0.50	$0.56

Average common and potential common
shares outstanding	206,857,503	213,281,780

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	03/31/09	12/31/08
Current assets:
Cash and cash equivalents	$423,217	$376,671
Short-term investments	19,717	21,551
Accounts receivable, less allowances:
03/09 $42,336 12/08 $45,264	795,272	879,622
Finance receivables, less allowances:
03/09 $43,592 12/08 $45,932	1,384,657	1,455,746
Inventories	170,228	161,321
Current income taxes	53,018	59,594
Other current assets and prepayments	79,458	78,108

Total current assets	2,925,567	3,032,613

Property, plant and equipment, net	555,963	574,260
Rental property and equipment, net	385,680	397,949
Long-term finance receivables, less allowances:
03/09 $24,877 12/08 $25,858	1,371,318	1,419,964
Investment in leveraged leases	195,340	201,921
Goodwill	2,209,599	2,251,830
Intangible assets, net	353,603	375,822
Non-current income taxes	62,283	64,387
Other assets	425,769	417,685

Total assets	$8,485,122	$8,736,431

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,684,080	$1,922,399
Current income taxes	138,895	108,662
Notes payable and current portion of long-term obligations	384,382	770,501
Advance billings	482,215	441,556

Total current liabilities	2,689,572	3,243,118

Deferred taxes on income	270,630	254,353
FIN 48 uncertainties and other income tax liabilities	305,077	294,487
Long-term debt	4,227,697	3,934,865
Other non-current liabilities	820,310	823,322

Total liabilities	8,313,286	8,550,145

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	374,165	374,165

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	7	7
Cumulative preference stock, no par value, $2.12 convertible	972	976
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	255,535	259,306
Retained earnings	4,308,909	4,278,804
Accumulated other comprehensive loss	(644,905)	(596,341)
Treasury stock, at cost	(4,446,185)	(4,453,969)

Total Pitney Bowes Inc. stockholders' deficit	(202,329)	(187,879)

Total liabilities and stockholders' deficit	$8,485,122	$8,736,431

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2009
(Unaudited)

(Dollars in thousands)
	Three Months Ended March 31,
	2009	2008	% Change
Revenue

U.S. Mailing	$508,523	$552,585	(8%)
International Mailing	237,312	308,333	(23%)
Production Mail	109,429	135,404	(19%)
Software	75,375	99,663	(24%)
Mailstream Solutions	930,639	1,095,985	(15%)

Management Services	266,502	302,635	(12%)
Mail Services	141,251	125,422	13%
Marketing Services	41,192	49,915	(17%)
Mailstream Services	448,945	477,972	(6%)

Total revenue	$1,379,584	$1,573,957	(12%)

EBIT (1)

U.S. Mailing	$192,834	$223,955	(14%)
International Mailing	30,939	49,935	(38%)
Production Mail	5,067	8,583	(41%)
Software	2,604	6,478	(60%)
Mailstream Solutions	231,444	288,951	(20%)

Management Services	13,637	18,637	(27%)
Mail Services	18,575	18,389	1%
Marketing Services	2,016	1,752	15%
Mailstream Services	34,228	38,778	(12%)

Total EBIT	$265,672	$327,729	(19%)

Unallocated amounts:
Interest, net	(50,651)	(58,777)
Corporate expense	(36,572)	(48,579)
Restructuring charges and asset impairments	-	(17,093)

Income from continuing operations before income taxes	$178,449	$203,280

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2009	2008

GAAP income from continuing operations after income taxes, as reported	$101,779	$122,935
Restructuring charges and asset impairments	-	10,352
Tax adjustment	11,119	6,480
MapInfo purchase accounting	-	322
Income from continuing operations after income taxes, as adjusted	$112,898	$140,089

GAAP diluted earnings per share from continuing operations, as reported	$0.49	$0.58
Restructuring charges and asset impairments	-	0.05
Tax adjustment	0.05	0.03
MapInfo purchase accounting	-	0.00
Diluted earnings per share from continuing operations, as adjusted	$0.55	$0.66

GAAP net cash provided by operating activities, as reported	$276,471	$253,135
Capital expenditures	(47,776)	(56,933)
Restructuring payments and discontinued operations	32,701	12,693
Reserve account deposits	(21,675)	(7,233)

Free cash flow, as adjusted	$239,721	$201,662

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
or
Website: www.pitneybowes.com